Exhibit 99.1

Cytyc Corporation Announces Increase in Stock Repurchase Program

BOXBOROUGH, Mass.—(BUSINESS WIRE)—Jan. 16, 2003—Cytyc Corporation (Nasdaq:CYTC) announced today that its Board of Directors has authorized an additional $50 million for the repurchase of shares of the Company’s common stock through open market purchases or private transactions that will be made from time to time as market conditions allow. This authorization increases the total amount of the repurchase program to $150 million plus the cost of purchasing shares equivalent to the number of options exercised.

A time limit of one year was set for the completion of the program. Shares repurchased under the program will be held in the Company’s treasury and will be available for a variety of corporate purposes. The repurchase program may be suspended at any time and from time to time without prior notice.

“Cytyc remains committed to managing its capital for the benefit of its shareholders and this second expansion of the buyback program reflects our confidence in the Company’s future,” said Patrick J. Sullivan, chairman, president, and chief executive officer of Cytyc Corporation.

Cytyc Corporation develops, manufactures, and markets products for medical diagnostic applications primarily focused on women’s health. The ThinPrep(R) System consists of the ThinPrep(R) 2000 Processor, ThinPrep(R) 3000 Processor, and related reagents, filters, and other supplies. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC.

Cytyc and ThinPrep are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding management’s plans and objectives for future operations, product plans and performance, management’s assessment of market factors, as well as statements regarding Company strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in the Company’s most recent Form 10-Q filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

CONTACT:    Cytyc Corporation
                Robert Bowen, Chief Financial Officer
                Anne Rivers, Investor Relations
                Jeff Keene, Healthcare Media
                978/266-3010
                www.cytyc.com